Exhibit 99.1

Contacts: Shaun A. Burke (CEO) or Carter M. Peters (CFO), 1-833-875-2492	NASDAQ:GFED

GUARANTY FEDERAL BANCSHARES, INC. ANNOUNCES

PRELIMINARY FIRST QUARTER 2021 FINANCIAL RESULTS

SPRINGFIELD, MO - APRIL 22, 2021

CEO Comments

“Green shoots are beginning to appear as we cautiously emerge from the impacts caused by the COVID-19 pandemic over the past year. Restrictions are being lifted on businesses which is leading to a strong rebound in economic growth and vaccine availability is increasing weekly which has helped curb the number of infections. A very fiscally accommodative government that has shown a willingness to maintain low interest rates while providing stimulus in many forms are examples of why optimism is much higher than this time last year. As our market areas have allowed, we have re-opened our facilities to conduct normal operations while continuing to follow CDC guidelines and best practices to safely serve our communities. We continue to monitor and implement solutions to assist our valued customers in an ever-changing environment and could not do so without the efforts of our 240 employees who strive to provide the best service day-in and day-out.

During the first quarter of 2021 the Company earned net income of $2.2 million leading to diluted earnings per share of $0.51, which was 4% growth over the prior year quarter of $0.49. First quarter results included additional precautionary funding of the allowance for loan loss reserves of $400,000 as we anticipate potential stress in certain borrowers, however, loan deferment and payment delays are declining from their peak in mid-2020.

Net interest margin further compressed during the quarter as pricing for new loan originations remains very competitive in our markets. Higher earning deposits continuing to reprice lower offsetting this pressure and will aid our margins in future quarters. The lower interest rate environment has kept mortgage loan refinancing activity near record levels which contributed significant fee income amounts to our quarterly earnings.

Our deposit base continued to see growth as efforts to attract commercial deposit relationships along with depositors receiving stimulus funds led to higher deposit totals throughout the quarter. These deposits will provide liquidity to fund investment and loan opportunities as they arise. Our capital ratios continue to exceed all regulatory guidelines. Our share price has reacted very favorably during 2021 due to our strong operational performance, positive analyst recommendations and our recent announcement of the retirement of $5.2 million of existing debt which will be immediately accretive to our earnings. Overall, the results for the first quarter are encouraging as we continue to deliver on our goal to provide steady and reliable returns for our shareholders in 2021. We look forward to the balance of the year as we continue to serve our valued customers, employees and shareholders.”

- Shaun A. Burke, President and Chief Executive Officer

2021 First Quarter Highlights

●	Diluted earnings per common share was $0.51 for the first quarter as compared to $0.22 for the fourth quarter of 2020 and $0.49 during the first quarter of 2020.
●

Participation in the second round of the SBA Payroll Protection Program (PPP) to assist small business still experiencing hardships related to COVID-19.  During the quarter, we approved and funded 226 PPP requests for $14.1 million to support local businesses and their employees.

●	Total deposits increased $84.5 million (9%) and the loan to deposit ratio finished the quarter at 74.59% compared to 81.47% as of December 31, 2020.
●	Income from mortgage refinance and SBA loan activity were $1,072,000 and $424,000, respectively.
●	GFED common shares ended the quarter at $19.35, a 30% increase from the March 31, 2020 close of $14.88 and a 52% increase from its 52-week low of $12.70 on April 3, 2020.
●

In a Form 8-K previously filed on April 9, 2021, the Company announced that $5.2 million of subordinated debentures will be fully redeemed during the second quarter of 2021. This will reduce annual interest expense by approximately $357,000.

●	The Company declared its 28th consecutive quarterly dividend on March 26, 2021.

COVID-19 Loan Modifications

Due to financial hardships caused by the COVID-19 pandemic, loan modifications were granted to borrowers across all collateral types. As of March 31, 2021, 13 loans remained modified for $19.4 million (table below) for periods from one to twelve months. As of March 31, 2021, 92% of original modifications have resumed scheduled payments with the remaining 8% projected to resume their contractual payments during the second or third quarter of 2021.

Collateral Type	# Loans Modified	Amount of Loans Modified ($)	Interest Only 3 Months or Less	Interest Only 4-6 Months	Full Payment Deferral 3 Months	Full Payment Deferral 3 Months + Interest Only 3 Months	Full Payment Deferral 4-6 Months	Full Payment Deferral > 6 Months
Hotel/Motel	4	7,840,689	$-	$-	$-	$1,849,520	$-	$5,991,169
Theatre	5	10,586,792	-	-	-	-	-	10,586,792
Restaurant (C&I & RE)	1	287,793	-	287,793	-	-	-	-
1-4 Family Consumer	1	23,758	-	-	23,758	-	-	-
Other	2	630,657	537,557	93,100	-	-	-	-
Total Modified Loans	13	$19,369,689	$537,557	$380,893	$23,758	$1,849,520	$-	$16,577,961

Select Quarterly Financial Data

Below are selected financial results for the Company’s first quarter of 2021, compared to the fourth quarter of 2020 and the first quarter of 2020.

	Quarter ended
	March 31, 2021	December 31, 2020	March 31, 2020
	(Dollar amounts in thousands, except per share data)
Net income available to common shareholders	$2,216	$946	$2,105

Diluted income per common share	$0.51	$0.22	$0.49
Common shares outstanding	4,346,467	4,337,615	4,337,115
Average common shares outstanding, diluted	4,350,096	4,359,119	4,336,302

Annualized return on average assets	0.75%	0.33%	0.82%
Annualized return on average common equity	9.94%	4.22%	9.84%
Net interest margin	2.84%	2.94%	3.24%
Efficiency ratio	70.86%	77.35%	69.29%

Common equity to assets ratio	7.27%	7.76%	8.15%
Tangible common equity to tangible assets	7.02%	7.48%	7.81%
Book value per common share	$20.55	$20.51	$19.31
Tangible book value per common share	$19.78	$19.71	$18.43
Nonperforming assets to total assets	1.51%	1.67%	1.17%

The following were items impacting the first quarter operating results as compared to the same quarter in 2020 and the financial condition results compared to December 31, 2020:

Interest income – Total interest income decreased $822,000 (8%) during the quarter. The decrease is primarily due to declining interest rates on earnings assets and the Company’s asset mix of having greater percentages of cash and investment holdings rather than loans when compared to prior periods. The average balance of total interest-earning assets increased $173.6 million (18%), of which $146.3 million or 84% was comprised of increases in cash and investment securities, causing the yield on average interest earning assets to decline by 96 basis points to 3.58%. Compared to the first quarter of 2020, the average balance of the loan portfolio increased $27.2 million (4%) with the average loan yield decreasing by 54 basis points to 4.70%. Loan accretion income recognized from the 2018 Hometown Bancshares acquisition in the first quarter of 2021 was $61,000 compared to $210,000 in the same quarter of 2020. Offsetting the decrease in loan accretion income was fee income from PPP loan activity of $511,000 included in interest income during the first quarter of 2021 compared to no such amounts during the same quarter of 2020.

Interest expense - Total interest expense decreased $1,016,000 (33%) during the quarter. The decrease is primarily driven by lower costs on nearly all interest-bearing deposits and borrowings in the current rate environment. The average balance of interest-bearing liabilities increased $96.2 million (12%), while the average cost of interest-bearing liabilities decreased 59 basis points to 0.92%. Cuts to key interest rates by the Federal Reserve caused significant reductions across the yield curve in 2020. To fund its asset growth and maintain prudent liquidity levels going forward, the Company will continue to utilize a cost-effective mix of retail and commercial core deposits along with non-core, wholesale funding.

See the Analysis of Net Interest Income and Margin table below for the first quarter.

Asset Quality, Provision for Loan Loss Expense and Allowance for Loan Losses – The Company’s nonperforming assets decreased to $18.5 million (3%) as of March 31, 2021, compared to $19.2 million as of December 31, 2020.

Based on its reserve analysis and methodology, the Company recorded $400,000 in provision for loan loss expenses during the quarter compared to $500,000 in provision amounts recorded during the prior year quarter. The decision to expense this amount was due to loan portfolio growth and continued precautionary measures as the lingering impacts from the COVID-19 virus may negatively impact the overall economy and continues to cause stress within segments of the loan portfolio. At March 31, 2021, the allowance for loan losses of $9.9 million was 1.30% of gross loans outstanding (excluding mortgage loans held for sale), an increase from the 1.28% reserved as of December 31, 2020.

In accordance with generally accepted accounting principles for acquisition accounting, the loans acquired through a prior acquisition were recorded at fair value; therefore, there was no allowance associated with the loans at acquisition. Management continues to evaluate the allowance needed on the acquired loans factoring in the net remaining discount of approximately $490,000 as of March 31, 2021.

Management believes the allowance for loan losses is at a sufficient level to provide for loan losses in the Bank’s existing loan portfolio.

Non-interest Income – Non-interest income increased $516,000 (25%) during the quarter compared to the same quarter in 2020. This was primarily due to increased income from the sale of mortgage loans of $529,000 (97%) and an increase of income from the sale of SBA loans of $424,000 (100%) due to 2020 having no loans being sold during the first quarter as efforts were focused on managing SBA PPP volumes. Offsetting these items was a decline in income from loan swap products we debuted in the first quarter of 2020 in which we recognized $555,000.

Non-interest Expense – Non-interest expenses increased $657,000 (10%) during the quarter when compared to the same quarter in 2020. The main drivers behind this increase are noted in the following items:

●

Salaries and employee benefit expenses increased $416,000 (11%) due to a few significant factors. First, executive leadership and managerial positions were hired in the commercial banking area beginning in April 2020. Second, due to the record mortgage production activity, wages, commissions and incentives have significantly increased over the prior year quarter for the mortgage banking area.

●	Loan underwriting expenses increased $37,000 (56%) due to continued strong refinance activity and commercial opportunities.
●	A $143,000 (100%) increase in FDIC assessment premiums due to previously awarded credits being permitted to offset fees in 2020.
●	Legal expenses incurred for troubled borrowers increased $30,000 (125%) due to continued workout issues being addressed.

Capital – As of March 31, 2021, stockholders’ equity increased $359,000 (1%) to $89.3 million from $89.0 million as of December 31, 2020. Net income for the quarter exceeded dividends paid or declared by $1.6 million, however, the equity portion of the Company’s unrealized losses on available-for-sale securities and effects of interest rate swaps decreased equity balances by $1.3 million. On a per common share basis, tangible book value increased to $19.78 at March 31, 2021 as compared to $19.71 as of December 31, 2020.

From a regulatory capital standpoint, all capital ratios for the Bank remain strong and above regulatory requirements.

Non-Generally Accepted Accounting Principle (GAAP) Financial Measures

In addition to the GAAP financial results presented in this press release, the Company presents non-GAAP financial measures discussed below. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance. Additionally, Company management believes that this presentation enables meaningful comparison of financial performance in various periods. However, the non-GAAP financial results presented should not be considered a substitute for results that are presented in a manner consistent with GAAP. A limitation of the non-GAAP financial measures presented is that the adjustments concern gains, losses or expenses that the Company does expect to continue to recognize; the adjustments of these items should not be construed as an inference that these gains or expenses are unusual, infrequent or non-recurring. Therefore, Company management believes that both GAAP measures of its financial performance and the respective non-GAAP measures should be considered together.

Operating Income

Operating income is a non-GAAP financial measure that adjusts net income for the following non-operating items:

●	Provision for income taxes
●	Gains on sales of investment securities
●	Commercial loan referral income
●	Provision for loan loss expense

A reconciliation of the Company’s net income to its operating income for the quarters ended March 31, 2021 and 2020 is set forth below.

	Quarter ended
	March 31, 2021	March 31, 2020

	(Dollar amounts are in thousands)

Net income	$2,216	$2,105

Add back:
Provision (credit) for income taxes	450	408
Income before income taxes	2,666	2,513

Add back/(subtract):
Net gains on investment securities	(72)	(28)
Commercial loan referral income	-	(555)
Provision for loan losses	400	500
	328	(83)

Operating income	$2,994	$2,430

About Guaranty Federal Bancshares, Inc.

Guaranty Federal Bancshares, Inc. (NASDAQ:GFED) has a subsidiary corporation offering full banking services. The principal subsidiary, Guaranty Bank, is headquartered in Springfield, Missouri, and has 16 full-service branches in Greene, Christian, Jasper and Newton Counties and a Loan Production Office in Webster County. Guaranty Bank is a member of the MoneyPass ATM network which provide its customers surcharge free access to over 32,000 ATMs nationwide. For more information visit the Guaranty Bank website: www.gbankmo.com.

The Company may from time to time make written or oral “forward-looking statements,” including statements contained in the Company’s filings with the SEC, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “estimates,” “believes,” “expects,” and similar expressions are intended to identify such forward-looking statements but are not the exclusive means of identifying such statements.

These forward-looking statements involve risks and uncertainties, such as statements of the Company’s plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements:

● the strength of the United States economy in general and the strength of the local economies in which we conduct operations;

● the effects of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions;

● the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve, inflation, interest rates, market and monetary fluctuations;

● the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services;

● the willingness of users to substitute competitors’ products and services for our products and services;

● our success in gaining regulatory approval of our products and services, when required;

● the impact of changes in financial services laws and regulations (including laws concerning taxes, banking, securities and insurance);

● technological changes;

● the ability to successfully manage and integrate any future acquisitions if and when our board of directors and management conclude any such acquisitions are appropriate;

● changes in consumer spending and saving habits;

● our success at managing the risks resulting from these factors; and

● other factors set forth in reports and other documents filed by the Company with the SEC from time to time.

Financial Highlights

Operating Data:	Quarter ended
	March 31,
	2021	2020
	(Dollar amounts are in thousands, except per share data)

Total interest income	$9,977	$10,799
Total interest expense	2,071	3,087
Net interest income	7,906	7,712
Provision for loan losses	400	500
Net interest income after Provision for loan losses	7,506	7,212
Noninterest income
Service charges	364	409
Gain on sale of loans held for sale	1,072	543
Gain on sale of Small Business Administration loans	424	-
Gain on sale of investments	72	28
Commercial loan referral income	-	555
Other income	683	564
	2,615	2,099
Noninterest expense
Salaries and employee benefits	4,366	3,950
Occupancy	1,129	1,151
Other expense	1,960	1,697
	7,455	6,798
Income before income taxes	2,666	2,513
Provision for income taxes	450	408
Net income	$2,216	$2,105
Net income per common share-basic	$0.51	$0.49
Net income per common share-diluted	$0.51	$0.49

Annualized return on average assets	0.75%	0.82%
Annualized return on average equity	9.94%	9.84%
Net interest margin	2.84%	3.24%
Efficiency ratio	70.86%	69.29%

Financial Condition Data:	As of
	March 31,	December 31,
	2021	2020
	(Dollar amounts are in thousands, except per share data)
Cash and cash equivalents	$220,238	$148,423
Available-for-sale securities	181,790	168,881
Loans, net of allowance for loan losses 3/31/2021 - $9,888; 12/31/2020 - $9,617	751,211	753,508
Intangibles	3,343	3,462
Premises and equipment, net	17,741	17,898
Lease right-of-use assets	8,320	8,470
Bank owned life insurance	25,427	25,295
Other assets	20,966	20,316
Total assets	$1,229,036	$1,146,253

Deposits	$1,023,137	$938,673
Advances from correspondent banks	66,000	66,000
Subordinated debentures	15,465	15,465
Subordinated notes	19,575	19,564
Lease liabilities	8,421	8,561
Other liabilities	7,111	9,022
Total liabilities	1,139,709	1,057,285
Stockholders' equity	89,327	88,968
Total liabilities and stockholders' equity	$1,229,036	$1,146,253

Common equity to assets ratio	7.27%	7.76%
Tangible common equity to tangible assets ratio (1)	7.02%	7.48%
Book value per common share	$20.55	$20.51
Tangible book value per common share (2)	$19.78	$19.71
Nonperforming assets	$18,525	$19,175

(1) Total Assets less Intangibles divided by Stockholders’ Equity

(2) Stockholders’ Equity less Intangibles divided by Common Shares Outstanding

Analysis of Net Interest Income and Margin:

Analysis of Net Interest Income and Margin
	Three months ended 3/31/2021			Three months ended 3/31/2020
	Average Balance	Interest	Yield / Cost	Average Balance	Interest	Yield / Cost
	(Dollar amounts are in thousands)
ASSETS
Interest-earning:
Loans	$760,814	$8,817	4.70%	$733,591	$9,553	5.24%
Investment securities	171,137	1,025	2.43%	125,851	885	2.83%
Other assets	197,564	135	0.28%	96,515	361	1.50%
Total interest-earning	1,129,515	9,977	3.58%	955,957	10,799	4.54%
Noninterest-earning	69,606			71,533
	$1,199,121			$1,027,490

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest-bearing:
Savings accounts	$51,011	16	0.13%	$39,704	26	0.26%
Transaction accounts	586,019	495	0.34%	503,138	1,378	1.10%
Certificates of deposit	178,252	789	1.80%	199,349	1,090	2.20%
FHLB advances	66,000	311	1.91%	51,482	274	2.14%
Other borrowed funds	15,465	195	5.11%	15,465	196	5.10%
Subordinated debentures issued to Capital Trusts	19,568	263	5.45%	-	-	0.00%
Subordinated notes, net	521	2	1.56%	11,491	123	4.31%
Total interest-bearing	916,836	2,071	0.92%	820,629	3,087	1.51%
Noninterest-bearing	191,848			120,825
Total liabilities	1,108,684			941,454
Stockholders’ equity	90,437			86,036
	$1,199,121			$1,027,490
Net earning balance	$212,679			$135,328
Earning yield less costing rate			2.66%			3.03%
Net interest income, and net yield spread on interest earning assets		$7,906	2.84%		$7,712	3.24%
Ratio of interest-earning assets to interest-bearing liabilities		123%			116%